PRESS RELEASE

Investor Contact:
Jane Underwood, Infoblox
408.986.5493
junderwood@infoblox.com

Media Contact:
Mike Langberg, Infoblox
408.986.5697
mlangberg@infoblox.com

Infoblox Appoints Kaiser Permanente CIO Philip Fasano
to Its Board of Directors

SANTA CLARA, Calif., June 3, 2014-Infoblox Inc. (NYSE: BLOX) today announced the appointment of Philip Fasano, executive vice president and chief information officer of leading health-care provider and not-for-profit health plan Kaiser Permanente, to its Board of Directors, effective immediately.

“Phil Fasano will be a huge asset for Infoblox, bringing the customer’s perspective into the boardroom,” said Robert Thomas, president and chief executive officer of Infoblox. “Running the largest civilian health record system in the United States, as well as managing a large organization of IT professionals that serve 9.3 million members, gives Phil a deep understanding into the increasing complexity of enterprise networks and how these networks can be effectively managed, secured, and automated.”

Fasano, 56, joined Kaiser Permanente, recognized as one of America’s leading health-care providers and not-for-profit health plans, in 2007. Under Fasano’s leadership, the organization, which has headquarters in Oakland, Calif., creates innovative tools and platforms to support more connected care that is preventive and affordable. Fasano also serves as co-chair for CIO Leadership Network’s San Francisco CIO Executive Summit, as well as providing technology and health-care industry leadership as a member of the board of directors for CIO Magazine’s CIO Executive Council, HP’s CEO Advisory Board, Sierra Venture’s CIO Advisory Board, and the Research Board.

Prior to joining Kaiser Permanente, Fasano served in information-technology leadership roles in some of the nation’s top finance companies, including Capital One Financial Group, JP Morgan, and Deutsche Financial Services, a division of Deutsche Bank. Fasano earned his master’s in business administration from Long Island University and his bachelor’s degree in computer science from the New York Institute of Technology.

About Infoblox
Infoblox (NYSE:BLOX) delivers network control solutions, the fundamental technology that connects end users, devices, and networks. These solutions enable approximately 7,300 enterprises and service providers to transform, secure, and scale complex networks. Infoblox helps take the burden of complex network control out of human hands, reduce costs, and increase security, accuracy, and uptime. Infoblox (www.infoblox.com) is headquartered in Santa Clara, California, and has operations in over 25 countries.